Exhibit 99

PRESS RELEASE	For Immediate Release
Joseph H. Sugerman, M.D. is Elected
to Join the MGM MIRAGE Board of Directors
LAS VEGAS, August 28, 2009 /PRNewswire-FirstCall/ — MGM MIRAGE (NYSE: MGM) today announced that Joseph H. Sugerman, M.D., F.A.C.S. has accepted an invitation to join the Company’s Board of Directors. The California physician was elected to his new post by the Board of Directors at their meeting held on Aug. 25. Dr. Sugerman’s election to the Board is subject to required approvals or waivers from gaming regulators.
“I am delighted to announce that Dr. Sugerman has been elected to join our Board of Directors,” said James Murren, MGM MIRAGE Chairman and Chief Executive Officer. “As the largest provider of health care benefits in Nevada, our Company will benefit immensely from his expertise, particularly as we, along with the entire nation, navigate through the challenges that we face related to health care coverage.”
Dr. Sugerman is a Beverly Hills-based, board-certified otolaryngologist with 32 years experience. He is an attending physician at the Cedars-Sinai Medical Center, and past Clinical Chief of his department. He is a Clinical Instructor at the University of Southern California (USC) Keck School of Medicine and the University of California at Los Angeles (UCLA) Department of Otolaryngology: Head and Neck Surgery Division.
He is an honors graduate with a Bachelor of Science degree from UCLA and graduated with honors and first in his class from the Chicago Medical School.
Dr. Sugerman is a fellow of the American Academy of Otolaryngology and the American College of Surgeons. He is a member of the American Rhinologic Society and Alpha Omega Alpha Honor Medical Society.
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment, owns and operates 16 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. CityCenter, an unprecedented urban metropolis on the Las Vegas Strip scheduled to open in late 2009, is a joint venture between MGM MIRAGE and Infinity World Development Corp, a subsidiary of Dubai World. MGM MIRAGE Hospitality has entered into management agreements for casino and non-casino resorts throughout the world. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the Company’s Web site at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM

CONTACTS:

Investment Community	News Media
DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Chief Financial Officer & Executive Vice	Senior Vice President of Public Affairs
President	(702) 650-6947 or afeldman@mirage.com
(702) 693-8895
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM